Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the stockholders and board of directors
RREEF Property Trust, Inc.:

We consent to the use of:

i.
Our report dated March 8, 2019, with respect to the consolidated balance sheets of RREEF Property Trust, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related financial statement schedule III, real estate and accumulated depreciation (collectively, the consolidated financial statements), which report appears in RREEF Property Trust, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 8, 2019;

ii.
Our report dated March 5, 2019 related to the historical summary of gross income and direct operating expenses of Elston Plaza (the Property) for the year ended December 31, 2017 and the related notes, which report appears in the Current Report on Form 8-K/A filed with the SEC on March 5, 2019;

included in Supplement No. 4 to the prospectus relating to the Registration Statement on Form S-11 (No. 333-208751) and to the reference to our firm under the heading “Experts” in the prospectus. Our audit report covering the December 31, 2018 consolidated financial statements of RREEF Property Trust, Inc. noted in i. above refers to a change in method of accounting for the measurement of investments in marketable securities.

/s/ KPMG LLP

San Francisco, California
March 15, 2019